For Immediate Release

CONTACTS:

Entertainment Gaming Asia Inc.

Traci Mangini

tracimangini@EGT-Group.com

312/867-0848

ENTERTAINMENT GAMING ASIA ANNOUNCES 1-for-4 REVERSE STOCK SPLIT

EFFECTIVE JUNE 12, 2012

- Reverse Stock Split Combined with Improved Financial Performance Expected to Enhance Marketability of the Company’s Stock and Long-term Shareholder Value –

Hong Kong – June 4, 2012 – Entertainment Gaming Asia Inc. (NYSE MKT: EGT) (“Entertainment Gaming Asia” or “the Company”), a leading gaming company focused on emerging gaming markets in Pan-Asia, today announced a 1-for-4 split of the Company’s common stock and corresponding decrease in the number of authorized shares of common stock effective prior to the market open on June 12, 2012 (the “Reverse Split”). The Company’s shares will continue to trade on the NYSE MKT under the symbol EGT. In connection with this transaction, the Company has been assigned a new CUSIP number 29383V 206.

Clarence Chung, Chairman and Chief Executive Officer of Entertainment Gaming Asia, commented, “We have elected to effect a reverse stock split as part of our efforts to better align the stock price with the Company’s accomplishments and future growth potential. We believe this transaction will broaden our shareholder base and increase the appeal of the stock to institutional investors. Further, it should provide benefits to our shareholders by facilitating lower transaction costs and improved trading liquidity in the stock. The reverse split follows meaningful improvement in our financial performance and the implementation of our strategic growth plans, which we believe will increase the marketability of the stock and thereby enhance long-term shareholder value.”

As of the effective date, every four shares of common stock of Entertainment Gaming Asia will automatically combine into one share of common stock. The Reverse Split will reduce the number of shares of outstanding common stock from approximately 120 million pre-split to approximately 30 million post-split. The number of authorized shares of common stock will be reduced from 300 million to approximately 75 million. Proportional adjustments will be made to the Company’s stock options and equity compensation plans. All fractional shares will be rounded up to the nearest whole number. The Reverse Split will not negatively affect any of the rights that accrue to holders of Entertainment Gaming Asia common stock or options.

- more –

Entertainment Gaming Asia Announces 1-for-4 Reverse Split, 6/4/2012	page 2

Shareholders as of the effective date with outstanding certificates will be asked to exchange them for new certificates representing the post-split number of shares with the new CUSIP number. The Company’s transfer agent, Continental Stock Transfer & Trust Company, is the exchange agent for the Reverse Split and will distribute a letter of transmittal to shareholders with instructions on how to surrender old stock certificates. In the meantime, each outstanding certificate that prior to the Reverse Split represented shares of common stock of the Company will thereafter represent shares of common stock in the post-split amount. For more information on the Reverse Split, please visit www.egt-group.com/ReverseStockSplitFAQs.html.

About Entertainment Gaming Asia Inc.

Entertainment Gaming Asia Inc. (NYSE MKT: EGT) is a leading gaming company in Pan-Asia engaged in the development and operation of casinos and gaming venues in the Indo-China region under its “Dreamworld” brand as well as the leasing of electronic gaming machines on a participation basis to the gaming industry.  The Company also manufactures and sells RFID and traditional gaming chips and plaques to major casinos through its wholly-owned subsidiary Dolphin Products in Australia.  For more information please visit www.EGT-Group.com.

Forward Looking Statements

This press release contains forward-looking statements concerning Entertainment Gaming Asia within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those forward-looking statements include statements regarding expectations for broadening the shareholder base of Entertainment Gaming Asia, increasing the appeal of its stock to institutional investors, facilitating lower transaction costs, improved trading liquidity of the stock, the earnings potential of the Company’s current gaming operations, its ability to execute on its strategy to expand its gaming operations, and the overall growth of the gaming industry in the Company’s target markets. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, risks related to Entertainment Gaming Asia’s ability to place gaming machines at significant levels and generate the expected amount of net win from the gaming machines placed, obtain the gaming license and building permits for the casino projects on a timely basis or at all, complete construction and development of the casino and gaming projects on budget and in a timely manner, identify and successfully develop additional such projects in the Indo-China region, acquire additional capital as and when needed, adverse weather conditions that cause delays to casino and gaming projects timelines, obtain and fulfill significant purchase orders from the new customers for the Company’s gaming chips and plaques and those other risks set forth in Entertainment Gaming Asia’s annual report on Form 10-K for the year ended December 31, 2011 filed with the SEC on March 30, 2012 and subsequently filed quarterly reports on Form 10-Q. Entertainment Gaming Asia cautions readers not to place undue reliance on any forward-looking statements. Entertainment Gaming Asia does not undertake, and specifically disclaims any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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